DIANE D. DALMY
ATTORNEY AT LAW
8965 W. CORNELL PLACE
LAKEWOOD, COLORADO 80227
303.985.9324 (telephone)
303.988.6954 (facsimile)
email: ddalmy@earthlink.net

April 27, 2010

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Attn:	Jennifer Monick
Senior Staff Accountant
Robert Telewicz
Senior Staff Accountant

Re:	New Media Lottery Services, Inc.
Form 10-K for Fiscal Year Ended April 30, 2009
Form 10-Q for Quarterly Period Ended October 31, 2009
File No. 000-349884

To Whom It May Concern:

On behalf of New Media Lottery Services, Inc., a Delaware corporation (the “Company”), this letter is to confirm receipt of the letter from the Securities and Exchange Commission letter dated February 4, 2010 (the “SEC Letter”). Based upon my telephone conference with Ms. Monick, we will be responding to the comments in the SEC Letter and filing the Company’s amended Form 10-K for fiscal year ended April 30, 2009 and amended Form 10-Q for quarterly period ended October 31, 2009 by the deadline provided in the extension to May 15, 2010.

Sincerely,

Diane D. Dalmy